EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting dated March 1, 2011, appearing in the Annual Report on Form 10-K of Orbitz Worldwide, Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Chicago, Illinois
June 24, 2011